EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-     ) and related Prospectus of AmerisourceBergen Corporation for the registration of 814,145 shares of its common stock and to the incorporation by reference therein of our report dated November 4, 2002 (except for Note 16 as to which the date is December 13, 2002), with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania May 23, 2003